Exhibit 99.1

       AirNet Communications Receives $1.4M Order for the National Guard;
         RapidCell Solution Improves Incident Site Command Capabilities

    MELBOURNE, Fla.--(BUSINESS WIRE)--Oct. 8, 2004--AirNet Communications Corporation (NASDAQ:ANCC), the technology leader in software defined base station products for wireless communications, today announced that it has received a $1.4M purchase order for deployment with the National Guard Bureau from a leading global strategy and technology firm. The National Guard has purchased AirNet's latest products including RapidCell(TM) base stations and TripCap AirSite(R) Backhaul Free(TM) base stations to improve incident based communications potential in support of Homeland Security and Homeland Defense missions.
    The RapidCell base station solves the problem of quickly deploying a reliable communications system, whenever and wherever it is needed. When used with the TripCap AirSite Backhaul Free base stations, the National Guard will have the capability of flexibly deploying high capacity, secure multi-frequency GSM communications across a large or small geographical coverage area.
    For almost 2 years, AirNet has been working with National Guard and other government representatives in a concerted effort to build awareness of the flexibility and features of AirNet's SDR technology.
    "Congress anticipates that the RapidCell solution will assist the National Guard in accomplishing the vital task of assuring a reliable information flow and the exchange of trusted information throughout the emergency response community, including from the local incident scene through responding local, state, and federal agencies," said Colonel Ken Stilley of the California National Guard. "Congress has asked the National Guard to conduct a thorough, comprehensive, and rigorous field evaluation of the RapidCell system to confirm our technical analysis that it will in fact assist us in assuring that the right information reaches the right people at the right time, even under the worst of circumstances. We have every confidence that our evaluation will confirm exactly that."
    "Returning to our historical roots, we have targeted the U.S. Government as one of the cornerstones of our business model and future growth," said Glenn Ehley, President & CEO for AirNet Communications. "We believe in our ability to help the homeland security and homeland defense sectors with solutions utilizing our core competencies."
    "The ability to provide both multiple GSM bands simultaneously and up to 96 channels of voice and data in a highly compact, rapidly deployable, cost-effective macro cell utilizing broadband, SDR technology is a big improvement in government communications markets," said Terry Williams, Vice President and Chief Technical Officer for AirNet Communications. "No one else has this capability."
    The RapidCell base station leverages the core technology of broadband, software-defined radio and provides the following benefits to potential local, state and government customers:

    --  Compact and portable packaging,

    --  High capacity,

    --  Voice and high-speed data capability,

    --  Standalone mobile-to-mobile mode,

    --  Network Interface support for ISDN, satellite, GSM Abis and
        VoIP,

    --  Type 1 through Type 4 secure communications, and

    --  Multiple GSM frequency bands.

    About AirNet

    AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost effectively and simultaneously offer high-speed data and voice services to mobile subscribers. AirNet's patented broadband, software-defined AdaptaCell(R) base station solution provides a high capacity base station with a software upgrade path to high-speed data. The Company's Digital AirSite Backhaul Free base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 69 patents issued or pending. More information about AirNet may be obtained by visiting the AirNet Web site at http://www.airnetcom.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
    Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the Reform Act),
Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities and Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, market conditions, financial forecasts and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate," "believe," "hope," "estimate," "expect," "intend," "plan" and "objective" and other similar expressions. Readers should not place undue reliance on the forward-looking statements contained in this news release. Such statements are based on management's beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Such risks include the fact that AirNet's sales to government customers have been and are expected to continue to be dependent upon future appropriations, which are, in turn, affected by the uncertainty of the political process. Other risks include volatility in the wireless communications industry, the risk of order delays, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the AirNet, our ability to continue to reduce costs and capital expenditures, and our ability to invest in R&D. If we are unable to raise sufficient new additional capital or to generate sufficient new sales, we may not be able to support changing protocols and standards, or continue to operate as a going concern. These and other risks are detailed in reports and documents filed by AirNet with the United States Securities and Exchange Commission. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond AirNet's control, could cause AirNet's actual results and other future events to differ materially from those anticipated. AirNet does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

    The stylized AirNet mark, AirNet, AdaptaCell and AirSite are registered trademarks with the U.S. Patent and Trademark Office. Super Capacity(TM), RapidCell(TM) and Backhaul Free(TM) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

    CONTACT: AirNet Communications Corporation, Melbourne
             Stuart P. Dawley, 321-953-6780
             sdawley@airnetcom.com